EXHIBIT 99.1

LHC Group Enters Home Health Joint Venture With Texas Health Resources, Methodist Health System

LAFAYETTE, La., July 2, 2012 (GLOBE NEWSWIRE) -- LHC Group Inc. (Nasdaq:LHCG) has entered into a home health joint venture with Texas Health Resources and Methodist Health System in an innovative model that will significantly expand the post-acute care company's operations in the Lone Star state.

Texas Health Resources, headquartered in Arlington, is one of the nation's largest faith-based, not-for-profit health systems.  With 25 owned and affiliated hospitals, more than 21,000 employees and nearly 4,000 licensed beds, Texas Health Resources delivers care to patients across North Texas.  In fiscal 2011, the system reported total operating revenue of $3.74 billion.

Dallas-based Methodist Health System is comprised of seven hospitals that include more than 1,200 licensed beds.  The not-for-profit system employs nearly 7,000 people and posted net patient revenue of nearly $1 billion in fiscal 2011.

LHC Group will work with both health systems to enhance home health services and facilitate better coordination of care delivery across their service areas.

"Methodist Health System and Texas Health Resources are two of the leading health systems not only in Texas but also the country," said Keith G. Myers, LHC Group's chairman and CEO. "Working together, our three organizations will bring a seamless continuum of care to the people of North Texas.  We're proud to partner with these exemplary health systems for the benefit of the patients they serve."

Douglas Hawthorne, CEO of Texas Health Resources, said the new partnership is the result of a commitment by the two Texas healthcare organizations to work together to improve post-acute care in their communities. "Our organization and Methodist Health System came together some time ago and identified the need for a strong, stable provider of home health care in our region," Hawthorne said. "As one of the nation's most experienced post-acute care partners for not-for-profit hospitals, LHC Group has a strong track record of working with health systems to reduce avoidable readmissions and keep patients where they want to be – recovering in the comfort of home. Most importantly, our three organizations share a mission of improving the health of the patients we serve."

Added Stephen L. Mansfield, PhD, president and CEO of Methodist Health System, "We recognize our commitment to our patients doesn't end with their discharge from the hospital.  Through this progressive partnership model, we're bringing together three nationally recognized healthcare providers to seamlessly transition patients from the acute to the post-acute setting in a unique and collaborative way that puts patient care first."

About LHC Group Inc.

LHC Group Inc. is a national provider of post-acute care, providing quality, cost-effective health care to patients within the comfort and privacy of their home or place of residence.  LHC Group provides a comprehensive array of post-acute healthcare services through home health, hospice and private duty locations in its home-based division and long-term acute care hospitals in its facility-based division.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about the Company's future financial performance and the strength of the Company's operations. Such forward-looking statements may be identified by words such as "continue," "expect," and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including changes in reimbursement, changes in government regulations, changes in LHC Group's relationships with referral sources, increased competition for LHC Group's services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations, and other risks set forth in Item 1A. Risk Factors in LHC Group's Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission. LHC Group undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Eric Elliott
         Investor Relations
         (337) 233-1307
         eric.elliott@lhcgroup.com

         Amy Stevens
         Media Relations
         (337) 233-1307
         amy.stevens@lhcgroup.com